================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                    (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  EASCO, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                (NOT APPLICABLE)
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                               [EASCO, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Easco, Inc., a Delaware corporation (the "Company"), will be held at The Hilton Garden Inn, 610 Tollview Drive, South Holland, Illinois, on May 8, 1998, at 10:00 a.m., local time, for the following purposes:

     1. To elect three directors to hold office for a term of three years;

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 1998; and

     3. To transact such other business as may properly be presented at the meeting.

     A proxy statement with respect to the annual meeting accompanies and forms a part of this Notice. A form of proxy and the annual report of the Company for the fiscal year ended December 31, 1997 also accompany this proxy statement.

     By order of the Board of Directors.

                                          TERRY D. SMITH
                                          Executive Vice President and Chief
                                          Financial Officer, Secretary and
                                          Treasurer

706 South State Street
Girard, Ohio 44420
March 31, 1998

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN, AND DATE YOUR PROXY AND RETURN
              IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
                       YOU INTEND TO ATTEND THE MEETING.

                               [EASCO, INC. LOGO]

                             706 SOUTH STATE STREET
                               GIRARD, OHIO 44420

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on May 8, 1998, and any adjournments thereof. This proxy statement and accompanying proxy are first being sent to stockholders on or about March 31, 1998.

     Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with the recommendation of the Board of Directors on all proposals. A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later dated proxy or by attending the meeting and voting in person.

     The Company's common stock, $.01 par value per share (the "Common Stock"), is the only issued and outstanding class of stock. Only stockholders of record at the close of business on March 23, 1998 are entitled to notice of and to vote at the meeting. At the close of business on March 23, 1998, the Company had 10,456,672 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock of the Company is entitled to one vote. A list of stockholders entitled to vote at the meeting will be kept at the Easco, Inc. corporate headquarters for a period of 10 days prior to the meeting.

                      PROPOSAL 1  -- ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of three classes, as nearly equal in number as possible. One of the three classes, comprising approximately one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The number of directors of the Company, as determined by the Board under Article X of the Company's Amended and Restated Certificate of Incorporation, is currently eight, three of whom serve in Class III. Shares may not be voted for a greater number of nominees than the three nominees for Class III director listed below. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

     The nominees for whom the enclosed proxy is intended to be voted are set forth below. The Company does not expect any of these nominees to be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder unless a stockholder has directed otherwise. Under Delaware law and the Company's bylaws, directors are elected by a plurality of the votes cast by holders of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote for the election of directors. Shares represented at the meeting in person or by proxy but withheld or otherwise not cast for the election of directors will have no effect on the outcome of the election.

                NOMINEES FOR ELECTION AS CLASS III DIRECTORS --
              TERM EXPIRES AT 2001 ANNUAL MEETING OF STOCKHOLDERS

                         AGE AS OF
        NAME              3/23/98             BUSINESS EXPERIENCE AND OTHER INFORMATION
        ----             ---------            -----------------------------------------
Samuel H. Smith, Jr.        67        Mr. Smith is Chairman of the Board and Chief Executive
                                      Officer of Classic Plastic Machinery Company and Classic
                                      Plastic Sales Company, positions he has held since 1990
                                      and 1994, respectively. Prior to that he was Vice
                                      President for Planning and Acquisitions for the Van Dorn
                                      Company, a packaging and plastics machinery company, from
                                      1988 until 1990. Mr. Smith has been a member and director
                                      of American Industrial Partner's ("AIP") executive officer association since 1990. He has been a director of the
                                      Company since 1993.

Robert Cizik                66        Mr. Cizik is Chairman of the Board of the Company and has
                                      held that position and served on the Board since January
                                      1997. He served as Chairman and Chief Executive Officer of
                                      Cooper Industries, Inc., a diversified international
                                      manufacturing company, from 1975 to 1996. Mr. Cizik joined
                                      American Industrial Partners Corporation as a director in
                                      1996. Mr. Cizik is Non-Executive Chairman of the Board of
                                      Stanadyne Automotive Corporation and a director of Air
                                      Products and Chemicals, Inc., Harris Corporation and
                                      Temple-Inland, Inc.

Gene E. Little              54        Mr. Little was named Senior Vice President-Finance of The
                                      Timken Company ("Timken"), a manufacturer of highly
                                      engineered bearings and alloy steel, in 1998. He was Vice
                                      President -- Finance of Timken from 1992 to 1997 and he
                                      has been Treasurer of Timken since 1990. Mr. Little is a
                                      trustee of Aultman Hospital and the Northeastern Ohio
                                      Universities College of Medicine Education Foundation. He
                                      has been a director of the Company since 1995.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

                   CLASS II DIRECTORS CONTINUING IN OFFICE --
              TERM EXPIRES AT 2000 ANNUAL MEETING OF STOCKHOLDERS

                         AGE AS OF
        NAME              3/23/98             BUSINESS EXPERIENCE AND OTHER INFORMATION
        ----             ---------            -----------------------------------------
Norman E. Wells, Jr.        49        Mr. Wells joined the Company in November 1996 as President and Chief Executive Officer of Easco, Inc. and Easco
                                      Corporation ("Easco"), a subsidiary of the Company. Before joining the Company, Mr. Wells served as President and
                                      Chief Executive Officer of CasTech Aluminum Group, Inc.
                                      ("CasTech"), a producer of continuous cast aluminum sheet
                                      metal, from March 1993 to November 1996. Prior thereto,
                                      Mr. Wells held other executive positions at CasTech, and
                                      he has held a variety of positions in the aluminum
                                      industry since 1975. He has been a director of the Company since February 1997.

                         AGE AS OF
        NAME              3/23/98             BUSINESS EXPERIENCE AND OTHER INFORMATION
        ----             ---------            -----------------------------------------
Raymond E. Ross             60        Mr. Ross was President and Chief Operating Officer and a
                                      member of the Board of Directors of Cincinnati Milacron,
                                      Inc. ("CMI") from 1980 until his retirement in December
                                      1997. Prior thereto, Mr. Ross held various executive and
                                      managerial positions with CMI. Mr. Ross is a director of
                                      Hydac U.S.A. and serves on the Board of Advisors,
                                      Engineering College, University of Cincinnati, and the
                                      Board of Trustees, Greater Cincinnati United Way/Community
                                      Chest. He has been a director of the Company since January
                                      1998.

                   CLASS I DIRECTORS CONTINUING IN OFFICE --
              TERM EXPIRES AT 1999 ANNUAL MEETING OF STOCKHOLDERS

                         AGE AS OF
        NAME              3/23/98             BUSINESS EXPERIENCE AND OTHER INFORMATION
        ----             ---------            -----------------------------------------
Theodore C. Rogers          63        Mr. Rogers co-founded AIP and has been a director and
                                      officer of the firm since 1989. He is also a general
                                      partner of AIP, L.P., the general partner of American
                                      Industrial Partners Capital Fund, L.P. ("AIP-CF"). From
                                      1980 to 1987, he served as Chairman, President and Chief
                                      Executive Officer of NL Industries, Inc., a petroleum
                                      service and chemical company. Mr. Rogers is a director of
                                      Sweetheart Holdings Inc., Bucyrus International, Inc.,
                                      Stanadyne Automotive Corp., RBX Corporation and Derby
                                      International. He has been a director of the Company since
                                      1992.

Robert J. Klein             33        Mr. Klein is a principal of AIP. He has been employed by
                                      AIP since 1992. From 1991 to 1992, he was an associate at
                                      The First Boston Corporation and prior thereto was an
                                      associate with Acadia Partners, L.P. Mr. Klein is a
                                      director of RBX Corporation. He has been a director of the
                                      Company since 1993.

Lawrence W. Ward, Jr.       45        Mr. Ward is a principal of AIP. He has been employed by
                                      AIP since 1992. From 1989 to 1992, he was Vice President
                                      and Chief Financial Officer of Plantronics, Inc., a
                                      telecommunications equipment company. Mr. Ward is a
                                      director of RBX Corporation, Stanadyne Automotive
                                      Corporation and Bucyrus International, Inc. He has been a
                                      director of the Company since 1993.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     There were five meetings of the Company's Board of Directors during the year ended December 31, 1997. During 1997, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served, except for Mr. Ward.

     The Board of Directors has two standing committees: the Compensation Committee and the Audit Committee. The Board of Directors does not have a nominating committee. The functions normally performed by a nominating committee are performed by the Board of Directors.

     The duties of the Audit Committee are to oversee actions taken by the Company's independent auditors, recommend the engagement of independent auditors and review the Company's internal audits. The members of the Audit Committee are Messrs. Little (Chairman), Smith, Rogers, and Cizik. The Audit Committee met twice during 1997.

     The duties of the Compensation Committee are to review and recommend to the Board of Directors the compensation to be paid to the executive officers of the Company and make awards under the Stock Option Plan.

The members of the Compensation Committee are Messrs. Klein (Chairman) and Ward. The Compensation Committee met once during 1997.

COMPENSATION OF DIRECTORS

     Except for Messrs. Wells, Smith, Little and Ross, the directors of the Company are officers, employees or affiliates of AIP (or an affiliate of AIP), to which Easco pays fees for advisory and management services, and they do not receive any direct compensation from the Company. See "Executive
Compensation -- Compensation Committee Interlocks and Insider Participation." Messrs. Smith, Little and Ross each receive an annual directors' fee of $18,000 plus a $500 fee for each meeting attended. Mr. Little receives a $1,000 annual fee for serving as Chairman of the Audit Committee. Mr. Cizik receives $100,000 per year from Easco for his services as Chairman of the Board of Easco.

                             EXECUTIVE COMPENSATION

SUMMARY

     The following table provides certain summary information concerning compensation paid or accrued by Easco to or on behalf of Easco's Chief Executive Officer and each of Easco's four other most highly compensated executive officers (collectively, the "Named Officers") for the years ended December 31, 1997, 1996 and 1995.

     In November, 1996, the Company realigned its executive management group, resulting in Norman E. Wells, Jr. joining the Company as its new President and Chief Executive Officer. The realignment was largely completed by the end of 1996. Mr. Wells was joined by Terry D. Smith, the Company's new Executive Vice President, Chief Financial Officer, Secretary and Treasurer; Joseph M. Byers, Vice President of Sales and Marketing; James R. McKeithan, Vice President of Operations; and Lawrence J. Sax, Vice President of Raw Materials.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                               ANNUAL COMPENSATION                         COMPENSATION
                                  ---------------------------------------------   -------------------------------
                                                                   OTHER ANNUAL    RESTRICTED       SECURITIES       ALL OTHER
                                                                   COMPENSATION       STOCK         UNDERLYING      COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)(1)      ($)(2)      AWARDS($)(3)    OPTIONS/SARS(#)    ($)(#)(4)
  ---------------------------     ----   ---------   -----------   ------------   -------------   ---------------   ------------
Norman E. Wells, Jr.,             1997    290,000       61,625            --              --               --          9,839
  President and Chief             1996     28,628      597,500       574,000         420,000          300,000            322
  Executive Officer of            1995         --           --            --              --               --             --
  Easco, Inc. and Easco(5)
Terry D. Smith,                   1997    160,000       84,000            --              --               --          4,735
  Executive Vice President,       1996     15,795      100,000        71,750              --           87,500            100
  Chief Financial Officer,        1995         --           --            --              --               --             --
  Secretary and Treasurer of
  Easco, Inc. and Easco (5)
Lawrence J. Sax,                  1997    158,000       83,575            --              --               --          7,866
  Vice President of Raw           1996         --      100,000        90,500              --           87,500             --
  Materials of Easco (6)          1995         --           --            --              --               --             --
James R. McKeithan,               1997    137,500       99,219            --              --               --          4,343
  Vice President of               1996         --      100,000        71,750              --           87,500             --
  Operations of Easco (5)         1995         --           --            --              --               --             --
Joseph M. Byers                   1997    138,900       79,516            --              --               --          5,487
  Vice President of Sales         1996     13,712      100,000        71,750              --           87,500            243
  and Marketing of Easco (5)      1995         --           --            --              --               --             --

---------------

(1) Represents (i) a performance bonus in 1997 and a cash signing bonus in 1996 for Mr. Wells and (ii) a performance bonus of $34,000, $33,575, $29,219 and $29,516, respectively, for Messrs. Smith, Sax, McKeithan and Byers in 1997 and the vesting and payment of a cash signing bonus installment of $50,000 for Messrs. Smith, Sax and Byers, respectively, and $75,000 for Mr. McKeithan in 1997. The bonus amounts in 1996 for Messrs. Smith, Sax, McKeithan and Byers represent cash signing bonuses. As a condition to receiving their signing bonuses, each of Messrs. Wells, Sax, Smith, McKeithan and Byers was required to enter into a definitive employment agreement with Easco, which occurred on December 20, 1996 for Messrs. Wells, Smith, McKeithan and Byers and December 30, 1996 for Mr. Sax. Each executive, including Mr. Wells, would be required to return to the Company all or a portion of such signing bonuses if their employment is terminated prior to the second anniversary of the payment thereof except under limited circumstances. See "Employment Agreements."

(2) Represents (i) in the case of Mr. Wells, 100,000 shares of Common Stock granted by the Board in 1996 and (ii) in the case of each of Messrs. Sax, Smith, McKeithan and Byers, 12,500 shares of Common Stock granted by the Board in 1996. The fair market value of each share of Common Stock granted to Messrs. Wells, Smith, McKeithan and Byers was $5.75 ($7.25 in the case of Mr. Sax) on the effective date of the grant. As a condition to receiving shares of Common Stock, Messrs. Wells, Sax, Smith, McKeithan and Byers were required to enter into definitive employment agreements with the Company.

(3) Represents 70,000 shares of Common Stock which Mr. Wells elected to receive in lieu of cash as part of his signing bonus in 1996 and which had a value of $927,500 as of December 31, 1997. Mr. Wells would be required to return these shares to the Company if his employment is terminated prior to the second anniversary of his commencement of employment except under limited circumstances. See "Employment Agreements." Mr. Wells will be entitled to receive any dividends paid on such shares.

(4) Includes (i) contributions of $3,346, $1,846, $1,603, $1,337 and $1,375 for
    the account of Messrs. Wells, Smith, Byers, Sax and McKeithan, respectively, under the Company's Thrift Plan, pursuant to which Easco matched employee contributions of the first 1% of eligible compensation and one-half of the next 2% of such compensation and (ii) premiums of $6,493 and $322 for Mr. Wells for 1997 and 1996, respectively, premiums of $2,889 and $100 for Mr. Smith for 1997 and 1996, respectively, premiums of $3,884 and $243 for Mr. Byers for 1997 and 1996, respectively, premiums of $2,968 for Mr. McKeithan for 1997 and premiums of $6,529 for Mr. Sax for 1997 for Company-provided life insurance benefits.

(5) The Named Officer has been employed by the Company in the indicated office since November 1996.

(6) Mr. Sax has served as Vice President of Raw Materials of Easco since December 1996.

OPTION GRANTS IN 1997

     No stock options were granted to the Named Officers during 1997.

FISCAL YEAR-END OPTION VALUES

     The table below sets forth certain information for the fiscal year ended December 31, 1997 concerning the exercise of options to purchase shares of Common Stock by each of the Named Officers and the value of unexercised options held by each of the Named Officers as of December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES (1)

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                      OPTIONS AT FY-END(#)(2)           AT FY-END($)(3)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Norman E. Wells, Jr.........       0             0          100,000        200,000        875,000       1,750,000
Terry D. Smith (4)..........       0             0           12,500         75,000        109,375         593,751
Joseph M. Byers (4).........       0             0           12,500         75,000        109,375         593,751
Lawrence J. Sax (4).........       0             0           12,500         75,000        109,375         518,750
Jim McKeithan (4)...........       0             0           12,500         75,000        109,375         593,751

---------------

(1) The Stock Option Plan does not provide for grants of SARs, and the Company has not granted any SARs outside the Stock Option Plan.

(2) Except as described in footnote (4), options become exercisable in three equal annual installments, with accelerated vesting in the event of certain changes in control of the Company.

(3) Represents the difference between (i) $13.25, the closing price of the Common Stock on The Nasdaq Stock Market on December 31, 1997, as reported by IDD Information Services TradeLine and (ii) the applicable option exercise prices.

(4) Includes 50,000 options that become exercisable on November 26, 2003 subject to continued employment, but which provide for accelerated vesting exercisable in annual cumulative installments of 33 1/3% on January 1 of 1998, 1999 and 2000, provided that the Company's performance satisfies certain specified criteria relating to increases in earnings before interest, taxes, depreciation and amortization. The Company achieved the performance criteria for 1997 resulting in the accelerated vesting of 33 1/3% of such options on January 1, 1998. Vesting may be accelerated as a result of certain changes in control of the Company.

SALARIED EMPLOYEE PENSION PLAN

     The Pension Plan table set forth below shows total estimated annual benefits payable upon retirement, computed on the basis of normal form of retirement (five-year certain and continuous life annuity), to persons covered under Easco's noncontributory defined benefit pension plan for eligible salaried employees (the "Pension Plan") and supplemental executive retirement plan (the "Supplemental Executive Retirement Plan") following various years of service upon normal retirement at age 65.

                               PENSION PLAN TABLE

                       YEARS OF SERVICE AT RETIREMENT
  COVERED      -----------------------------------------------
REMUNERATION     15        20        25        30        35
------------   -------   -------   -------   -------   -------
   150,000      33,416    44,554    55,693    66,832    66,832
   200,000      45,311    60,414    75,518    90,622    90,622
   250,000      57,206    76,274    95,343   114,412   114,412
   300,000      69,101    92,134   115,168   138,202   138,202
   350,000      80,996   107,994   134,993   161,992   161,992
   400,000      92,891   123,854   154,818   185,782   185,782
   450,000     104,786   139,714   174,643   209,572   209,572
   500,000     116,681   155,574   194,468   233,362   233,362
   600,000     140,471   187,294   234,118   280,942   280,942
   700,000     164,261   219,014   273,768   328,522   328,522

     Benefits under the Pension Plan are based upon a percentage of average monthly compensation during the 36 continuous months which produced the highest compensation during the five years immediately prior to retirement. For purposes of the Pension Plan, compensation consists of all salaries and wages, including commissions and annual bonuses, which generally correspond to the annual salary and bonus amounts reported in the Summary Compensation Table set forth above under "Executive Compensation -- Summary." Covered compensation for the Named Officers will be based upon their salaries and annual bonuses as described under "Employment Agreements" described below. Benefits under the Pension Plan may be paid (i) in a straight-life annuity over the life of the employee; (ii) in joint and survivor annuities for the employee and spouse; or (iii) in ten-year continuous and certain payments over the life of the employee and/or the employee's spouse.

     Annual benefits under the Pension Plan are subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), but are not reduced for Social Security benefits paid to participants. The Supplemental Executive Retirement Plan provides to certain officers subject to these limitations unfunded supplemental pension benefits equal to the difference between the Internal Revenue Code limits and the benefits which otherwise would be payable under the Pension Plan.

     Each of Messrs. Wells, Sax, Smith, McKeithan and Byers has one credited year of service at March 23, 1998.

EMPLOYMENT AGREEMENTS

     Messrs. Wells, Smith, Sax, McKeithan and Byers serve in their respective capacities pursuant to employment agreements. The term of each agreement is indefinite until terminated by either Easco or the executive. Each agreement provides for an annual base salary, an annual performance bonus (up to specified percentages of salary determined on the basis of the Company's performance), such health, dental, life and disability insurance coverage as the Company provides to its senior executive employees generally, and severance benefits comprised of continued salary and health benefits until the earlier of the second anniversary (in the event of termination within six months following a Hostile Sale (as defined in the agreement) of the Company or Easco) or the first anniversary of termination without cause or until the executive commences other employment. The agreements provide for signing bonuses payable in part (in full for Mr. Wells) at signing with the balance in two installments payable on the first and second anniversaries of the Agreements (see summary compensation table), provided however, that each executive will be required to return all cash and stock comprising the signing bonus component (or installment received thereof in the case of Messrs. Smith, Sax, McKeithan and Byers) of their agreement to the Company if their employment is terminated (other than termination without cause, death or disability or resignation with "good reason") prior to the second anniversary of their receipt of the applicable installment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The two-member Compensation Committee is comprised of non-employee directors, Robert J. Klein and Lawrence W. Ward, Jr. Messrs. Klein and Ward are employees of AIP. Pursuant to a services agreement (the "Services Agreement"), American Industrial Partners Management Company, Inc. ("AIPM") provides general management, financial and other advisory services to Easco. Under the Services Agreement, Easco reimburses AIPM for its out-of-pocket expenses and pays AIPM a management fee, which for 1997 was $900,000. The Services Agreement was amended upon completion of the Company's initial public offering to expire at the end of a five-year term, with automatic one-year renewals thereafter unless terminated by either party upon 90 days prior written notice. In addition, on the third and on the fourth anniversary of the amendment, the Company may reduce AIPM's fee under the Services Agreement to reflect the reduced levels of advisory activity that would be expected to accompany a significant reduction in ownership. Fees may be reduced by 50% if AIP-CF owns less than 10% and greater than or equal to 5% of the outstanding Common Stock, and the Company may terminate the Services Agreement on either such date if AIP-CF then owns less than 5% of the outstanding Common Stock.

EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Overview and Philosophy

     The Compensation Committee (the "Committee") of the Board of Directors of the Company reviews and approves base salary, annual bonus compensation, and stock option grants and other incentive compensation for all corporate officers, with the objective of attracting and retaining individuals of the necessary quality and stature to operate the business. The Committee is comprised of non-employee directors who are affiliated with AIP, but who have no "interlocking" relationships with other companies as defined in the applicable rules of the Securities and Exchange Commission. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package. The Committee regularly consults with the Company's Chairman of the Board (who is not an officer of the Company) regarding executive compensation matters.

     The Committee's compensation policies reflect the Company's commitment to the concept of pay for performance. Executive officers are rewarded for their contribution to the enhancement of shareholder value and the attainment of corporate goals through the award of stock options and cash bonus incentives. As such, the Company believes that its compensation policies place greater emphasis on annual and long-term performance incentives.

  Base Salary

     The initial base salary levels for the Company's executive officers were established as part of their employment agreements. These salaries are reviewed every eighteen months. In reviewing the base salaries the Committee considers the responsibility of the individual's position, the individual's overall job performance and the base salaries of similar positions in comparable companies. Individual performance is measured against the achievement of interim goals and long-term strategic objectives. The factors are considered subjectively in the aggregate and neither of these factors is accorded a specific weight.

  Cash Bonus Plan

     The Company has a Cash Incentive Bonus Plan applicable to key executives including Mr. Wells. Under the plan, 100% of the Cash Incentive Bonus is based upon achieving an EBITDA target. The Committee has established, and the Board has approved, EBITDA targets for 1997 through 2000. The Committee believes that these multi-year targets provide a better incentive for managers to focus on steady, long-term growth. Annual performance bonuses will equal 100% of salary upon the Company's achievement of each year's target EBITDA. Minimum EBITDA targets for each year have also been established below which no bonuses will be paid. The maximum bonus for which Mr. Wells is eligible equals 200% of salary based on achieving a High EBITDA target (as defined in the Cash Incentive Bonus
Plan). Other key executives are eligible for bonuses equal to 150% of salary upon achievement of High EBITDA targets. Linear interpolation (calculated to the nearest full percentage point) will be used for EBITDA results falling between the EBITDA targets. The Committee or the Board may make equitable adjustments to the EBITDA targets to reflect future acquisitions or divestitures or non-recurring or extraordinary items. Bonus payments in 1997 were made according to the provisions of the Cash Incentive Bonus Plan.

     In February 1998, the Committee made, and the Board approved, an equitable adjustment to the EBITDA targets for 1998 through 2000 to reflect the January 1998 sale of the vinyl extrusions business.

  Stock Options

     The Stock Option Plan provides equity-based incentives to officers and key employees of the Company and its subsidiaries. The Committee is authorized to select from among the eligible employees the individuals to whom options are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Stock Option Plan. Options representing an aggregate of 225,000 shares also were granted outside the Stock Option Plan in 1996 at an exercise price of $3.00 per share as part of the initial inducement package for the new management team. A majority of the stock options granted to each executive (other than Mr. Wells) vests after seven years (subject to continued employment) with an opportunity for accelerated vesting in years one through three if specified performance objectives based on increasing levels of EBITDA are satisfied. In February 1998, the Committee made, and the Board approved, an equitable adjustment to the EBITDA targets for 1998 through 2000 to reflect the January 1998 sale of the vinyl extrusions business.

     The Committee believes that the significant proportion of equity-based compensation used to recruit and compensate executives meaningfully aligns the interests of management with those of the stockholders and focuses the attention of management on the long-term success of the Company. A significant portion of the executives' compensation is at risk, based on the financial performance of the Company, and most importantly, the value of the Company's Common Stock in the marketplace.

  Chief Executive Officer Compensation

     During 1997, Mr. Wells' base salary of $290,000 was set according to his employment agreement dated December 20, 1996. Mr. Wells was awarded a bonus of $61,625 during 1997 based on the EBITDA of the Company as defined in the Cash Incentive Bonus Program. The Committee believes that Mr. Wells has made a substantial contribution to the improved performance of Company and the enhancement of shareholder value in 1997 through his managerial efforts.

  Executive Compensation Deduction Limitations

     Section 162(m) of the Internal Revenue Code limits to $1 million in a taxable year the deduction publicly held companies may claim for compensation paid to certain executive officers, unless certain requirements are met. The Company considers the impact of Section 162(m) on compensation decisions. No executive officer exceeded the $1 million limitation in 1997 and the Committee has determined that in future periods no executive officer currently is likely to exceed the limitation. Pursuant to Mr. Wells' employment agreement, Mr. Wells is prohibited from exercising certain stock options in any period in which such exercise would cause the Company to lose a tax deduction under Section 162(m).

                                          Robert J. Klein
                                          Lawrence W. Ward, Jr.

                    OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company as of March 14, 1998, (ii) each of the Named Officers as of March 14, 1998, (iii) all directors and executive officers of the Company as a group as of March 14, 1998 and (iv) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company's voting securities as of December 31, 1997. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.

                                                                       COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                              -------------------------------
                                                                                  PERCENT OF
                                                                                  OUTSTANDING
         NAME AND ADDRESSES OF BENEFICIAL OWNER(1)            NUMBER OF SHARES      SHARES
         -----------------------------------------            ----------------    -----------
American Industrial Partners Capital Fund, L.P..............         4,239,470       40.5%
  One Maritime Plaza
  Suite 2525
  San Francisco, CA 94111

W. Richard Bingham(2).......................................         4,239,470       40.5%
Wellington Management Company(3)............................         1,030,400        9.9%
  75 State Street
  Boston, MA 02109

Mellon Bank, N.A., Trustee for First Plaza(4)
  Group Trust...............................................           978,674        9.4%
  One Mellon Bank Center
  Pittsburgh, PA 15258

Dimensional Fund Advisors Inc.(5)...........................           539,400        5.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Joseph M. Byers(6)..........................................            41,667          *
Robert Cizik(7).............................................            13,500          *
Robert J. Klein.............................................             2,300          *
Gene E. Little..............................................             2,500          *
James R. McKeithan(6).......................................            41,667          *
Theodore C. Rogers(2).......................................         4,239,470       40.5%
Lawrence J. Sax(6)..........................................            41,667          *
Samuel H. Smith, Jr.........................................             1,000          *
Terry D. Smith(6)...........................................            41,667          *
Lawrence W. Ward, Jr........................................             5,000          *
Norman E. Wells, Jr.(6).....................................           274,000        2.6%
Directors and executive officers as a group (11 persons)....         4,704,438       45.0%

---------------

*  Less than one percent

(1) Easco Corporation, a wholly-owned subsidiary of the Company, owns 2,005,222 shares of the Common Stock, which shares are accounted for as treasury stock.

(2) All of such shares are held of record by AIP-CF. Messrs. Bingham and Rogers are general partners of AIP-L.P., the general partner of AIP-CF, and may be deemed to share investment and voting power with respect to the securities owned by AIP-CF. Messrs. Bingham and Rogers disclaim beneficial ownership of these shares. The business address of Mr. Bingham is One Maritime Plaza, Suite 2525, San Francisco, CA 94111, and the business address of Mr. Rogers is 551 Fifth Avenue, Suite 3800, New York, NY 10176.

(3) Based solely on the report of Wellington Management Company ("Wellington") on Schedule 13-G received by the Company. Includes (i) 368,400 shares as to which Wellington has shared voting power and (ii) 1,030,400 shares as to which Wellington has shared investment power.

(4) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust ("First Plaza"), a trust under and for the benefit of certain employee benefit plans of General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly-owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as First Plaza's investment manager with respect to these shares, and in that capacity, it has sole voting power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.

(5) Based solely on the report of Dimensional Fund Advisors Inc. ("Dimensional") on Schedule 13-G received by the Company. Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 539,400 shares of Easco, Inc. stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified benefit plans, all of which Dimensional serves as investment manager. Dimensional advised the Company that it disclaims beneficial ownership of all such shares.

(6) Includes presently exercisable options under the Company's stock option plan. See fiscal year-end option values above.

(7) Mr. Cizik is a director of American Industrial Partners Corporation, an indirect affiliate of AIP-CF, but does not share investment or voting discretion with regard to the securities held by AIP-CF.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

     The following chart compares the Company's cumulative total stockholder return on its Common Stock from April 13, 1995, to December 31, 1997 with the cumulative total return of the Standard & Poor's 500 Index and an index of comparable companies. These comparisons assume the investment of $100 on April 13, 1995 (the date of the Company's initial public offering of Common Stock) and the reinvestment of dividends. The total stockholder return shown on the graph below is not necessarily indicative of future performance.

                                                                       Comparable
Measurement Period                                    S&P 500          Companies
(Fiscal Year Covered)                                  Index           Index (a)        Easco, Inc.
April 1995                                                  100.00            100.00            100.00
December 1995                                               123.17            125.26            061.75
December 1996                                               151.46            163.15            054.46
December 1997                                               201.86            198.60            095.73

---------------

(a) As of December 1995, comparable companies index, weighted on the basis of market capitalization, includes: Amcast Industrial Corp., CasTech Aluminum Group, Inc., International Aluminum Corp., Mueller Industries, Inc., Quanex Corp., Tredegar Industries Inc. and Wolverine Tube, Inc. CasTech Aluminum Group, Inc. was acquired by Commonwealth Aluminum in October 1996 and its shares are no longer traded on any stock exchange. Accordingly, CasTech Aluminum Group, Inc. is not included in the Comparable Companies Index at December 1997 and 1996.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to stockholder ratification, the Board of Directors has selected Deloitte & Touche LLP to audit the accounts of the Company for the year 1998. Representatives of Deloitte & Touche LLP will be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     If stockholders do not ratify the appointment of Deloitte & Touche LLP, other certified public accountants will be considered by the Board of Directors. The affirmative vote of a majority of the votes cast at the meeting is necessary for the ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and certain stockholders to file with the Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely on its review of such forms received by it, the Company is unaware of any instances of noncompliance, or late compliance, with such filing requirements during the fiscal year ended December 31, 1997 by its officers, directors or stockholders except Mr. Cizik, who filed a late Form 3.

                           PROXY SOLICITATION EXPENSE

     The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may also be made by telephone, telegram or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders must be received in writing by the Secretary of the Company prior to November 27, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 1999.

                                 OTHER MATTERS

     The Board of Directors knows of no matters to be presented at the annual meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

     By order of the Board of Directors.

                                          TERRY D. SMITH
                                          Executive Vice President, Chief
                                          Financial Officer, Secretary and
                                          Treasurer

706 South State Street
Girard, Ohio 44420

Each stockholder, whether or not he or she expects to be present in person at the annual meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

            EASCO, INC.                                                                      EASCO, INC.
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF                           706 SOUTH STATE STREET
  P         EASCO, INC. FOR THE ANNUAL MEETING                                               GIRARD, OHIO 44420
            OF STOCKHOLDERS ON MAY 8, 1998                                                   (330) 545-4311
  R
                 The undersigned hereby appoints Robert Cizik, Norman E. Wells, Jr. and Gene E. Little and each of them, proxies,
  O         with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of Easco, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders
  X         to be held at the Hilton Garden Inn, 610 Tollview Dr., South Holland, IL at 10:00 am, local time, on May 8, 1998, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters
  Y         described in the proxy statement furnished herewith, subject to any direction indicated on the other side of this card.

                                                                         Dated: __________________________________________ , 1998

                                                                         Signed: ________________________________________________

                                                                         ________________________________________________________

                                                                         PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS
                                                                         SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                                                         ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL
                                                                         TITLE AS SUCH.

            YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE. YOU NEED NOT MARK ANY
            BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXYHOLDERS NAMED ABOVE
            CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND MAIL IT
            IN THE ENVELOPE PROVIDED.

                                                                  (Over)

---------------------------------------------------------------------------------------------------------------------------------
                                                               DETACH CARD

                                                                                                           / X /     PLEASE MARK
                                                                                                                     EACH VOTE
                                                                                                                     LIKE THIS




   THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
   "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
                                                             FOR     WITHHELD
                                                             ALL      FOR ALL                             FOR     AGAINST  ABSTAIN
   1. ELECTION OF DIRECTORS:  SAMUEL H. SMITH, JR.          /   /      /   /       2. Ratification of     /  /     /  /      /  /
                              ROBERT CIZIK                                            independent
                              GENE E. LITTLE                                          auditors.


   FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE:

   -----------------------------------------------------


                                                                                       COMMENTS/ADDRESS CHANGE
                                                                                       Please mark this box if you have   /  /
                                                                                       written comments/address change
                                                                                       on the reverse side.


   Signature(s)  ________________________________________________________________________________         Date ___________________

   NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
----------------------------------------------------------------------------------------------------------------------------------
                                                            DETACH CARD
